Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A
(Form Type)

Concentrix Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$464,541,210(1)(2)	0.0001102	$51,193(3)
Fees Previously Paid	—	—	—
Total Transaction Valuation	$464,541,210
Total Fees Due for Filing			$51,193
Total Fees Previously Paid			—
Net Fee Due			$51,193

(1)
Aggregate number of securities to which transaction applies: The maximum number of securities of Concentrix Corporation (“Concentrix”) to which this transaction applies is estimated to be 15,611,885 shares, which consists of (a) 14,861,885 shares of common stock, par value $0.0001 per share, of Concentrix (“Concentrix common stock”) to be issued upon the closing of the transaction and (b) the contingent right to earn an additional 750,000 shares of Concentrix common stock if certain conditions set forth in the Share Purchase and Contribution Agreement (as defined in the proxy statement) occur.

(2)
Estimated solely for the purpose of calculating the filing fee, the market value of the transaction was calculated as (1) the product of (x) 1,359,979,209 shares, €0.01 par value per share, of Marnix Lux SA (“Webhelp Parent”) (being the sum of (i) 181,338,089 ordinary shares outstanding and (ii) 1,178,641,120 preferred shares) and (y) the book value of the shares of Webhelp Parent as of March 31, 2023 (€1.0904, and converted into U.S. dollars at the rate of €1.0749 per $1.00, which was the exchange rate released by the Federal Reserve as of June 9, 2023 (the “Exchange Rate”)), minus (2) the sum of (A) €500,000,000.00, the cash consideration paid in this transaction, and converted into U.S. dollars at the Exchange Rate and (B) €700,000,000.00, the principal amount of the Sellers’ Note (as defined in the proxy statement) to be issued upon the closing of the transaction, and converted into U.S. dollars at the Exchange Rate, plus (3) $160,452,000, the amount of cash on the balance sheet of Webhelp Parent as of March 31, 2023, converted into U.S. dollars at the Exchange Rate, which is the amount of cash to be received by Concentrix in connection with the transaction.

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding paragraph by 0.0001102.